Exhibit 99.1

MEDIA CONTACT

Dan Gugler

310-226-2645

Dan.Gugler@kornferry.com

MATT REILLY JOINS KORN FERRY AS CHIEF EXECUTIVE OF LEADERSHIP AND TALENT CONSULTING BUSINESS

- RJ Heckman to Assume Role of Vice Chairman,

Leadership and Talent Consulting -

LOS ANGELES, May 6, 2015 – Korn Ferry (NYSE:KFY), the preeminent authority on leadership and talent, today announced that seasoned professional services executive, Matt Reilly has joined the firm as Chief Executive Officer, Leadership and Talent Consulting. Mr. Reilly joins Korn Ferry having led numerous operating divisions for organizations such as Accenture and GE and held the Chief Executive role at the George Group, a global operations and strategy firm. He also led Accenture’s Management Consulting business in North America. Previously, he was a strategy consultant with A.T. Kearney.

As part of a planned succession, RJ Heckman, who has served as President of the business since 2013, will assume the role of Vice Chairman, LTC and continue to play a key role in developing Korn Ferry’s most significant global relationships.

“Matt brings a strong track record and proven expertise in growing complex professional services organizations to our firm, in addition to deep experience in M&A and successful integration of services businesses,” said Gary Burnison, CEO, Korn Ferry. “Matt’s deep understanding of business strategy and first-hand perspective assisting clients in developing and implementing transformational initiatives provides a great launch pad for us.”

Burnison added, “I would also like to acknowledge and thank RJ for all he has done to evolve this important segment of our business. We look forward to his continued efforts to further transform Korn Ferry.”

Mr. Reilly earned an MBA from Emory University and a BA from the University of Arizona. Mr. Reilly spent four years in the United States Navy as an Engineering Division Officer and Department Head from 1991 to 1994.

About Korn Ferry

Korn Ferry is the preeminent authority on leadership and talent. For nearly half a century, clients have trusted us to recruit world-class leaders. Today, we are their partner in designing organizational strategy and developing their people to achieve unimaginable success. For more information, visit www.kornferry.com.

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